Exhibit 15.1



             July 21, 1998



             McMoRan Oil & Gas Co.
             1615 Poydras St.
             New Orleans, LA 70112

             Gentlemen:

             We are aware that McMoRan Oil & Gas Co. Inc. has incorporated by reference in its Registration Statements (File Nos. 33-82866, 33-80369, 33-80371, and 333-44561) its Form 10-Q for
             the quarter ended June 30, 1998, which includes our report dated July 21, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

             Very truly yours,
             /s/ Arthur Andersen LLP